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                                                                       EXHIBIT 5









                                         November 4, 1998


Rockwell Medical Technologies, Inc.
28025 Oakland Oaks
Wixom, Michigan 48393

           Re:       Registration Statement on Form S-8 Relating to
                     Rockwell Medical Technologies, Inc. 1997 Stock Option Plan
                     ----------------------------------------------------------

Ladies and Gentlemen:

           We have represented Rockwell Medical Technologies, Inc., a Michigan corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8 (the "Registration Statement"), for registration under the Securities Act of 1933, as amended (the "Securities Act"), of a maximum of 450,000 of the Company's Common Shares, no par value (the "Common Shares"), to be issued pursuant to the Rockwell Medical Technologies, Inc. 1997 Stock Option Plan (the "Plan").

           Based upon our examination of such documents and other matters as we deem relevant, it is our opinion that the Common Shares to be offered by the Company under the Plan pursuant to the Registration Statement have been duly authorized and, when issued and sold by the Company in accordance with the Plan and the stock options granted and exercised thereunder, will be legally issued, fully paid and nonassessable.

           We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

                                         Very truly yours,

                                         /s/ Honigman Miller Schwartz and Cohn
                                         HONIGMAN MILLER SCHWARTZ AND COHN

PTD/DAB/LAM/RJK